PROSPECTUS SUPPLEMENT To Prospectus dated August 18, 2015	Filed pursuant to Rule 424(b)(5) Registration File No. 333-206047
PALATIN TECHNOLOGIES, INC.

11,481,481 Series A Units Consisting of One Share of Common Stock and One Series H Warrant to Purchase
0.75 of a Share of Common Stock
2,218,045 Series B Units Consisting of One Pre-Funded Series I Warrant to Purchase One Share of Common
Stock and One Series H Warrant to Purchase 0.75 of a Share of Common Stock

We are offering 11,481,481 Series A units (the “Series A Units”), with each Series A Unit consisting of (i) one share of common stock and (ii) one Series H Warrant to purchase 0.75 of a share of common stock (the “Series H Warrants”).

We are also offering to those purchasers whose purchase of Series A Units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% of our outstanding common stock following the consummation of this offering, in lieu of Series A Un its that would otherwise result in ownership in excess of 9.99% of our outstanding common stock, 2,218,045 Series B units (the “Series B Units” and together with the Series A Units, the “Units), with each Series B Unit consisting of (i) one pre-funded Series I Warrant to purchase one share of common stock (the “Series I Warrants” and together with the Series H Warrants, the “Warrants”) and (ii) one Series H Warrant.

The Units will not be issued or certificated. The shares of common stock, Series I Warrants and Series H Warrants will all be issued separately and are immediately separable. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of Warrants.

Each Series H Warrant will be exercisable at any time on or after the day following the six-month anniversary of the issuance date until the five-year anniversary of the issuance date. Each Series I Warrant will be exercisable at any time on or after the issuance date until the ten-year anniversary of the issuance date. Each Series H Warrant will be exercisable at a price of $0.70 per share of our common stock, subject to adjustment. Each Series I Warrant will be exercisable at a price of $0.01 per share of our common stock, subject to adjustment.

For a more detailed description of our common stock, Series I Warrants and Series H Warrants, see the section entitled “Description of the Securities We are Offering” beginning on page S-18 of this prospectus supplement.

Our common stock is quoted on the NYSE MKT under the symbol “PTN.” On August 1, 2016, the closing price of the common stock was $0.70. We do not intend to list the Warrants to be sold in this offering on any securities exchange.

As of July 29, 2016, the aggregate market value of our outstanding common stock held by non-affiliates was $54,234,679.14, based on 66,956,394 shares of outstanding common stock held by non-affiliates, and a per share price of $0.81 based on the closing sale price of our common stock on that date. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the period of 12 calendar months immediately prior to the date of this prospectus supplement.

Investing in our securities involves a high degree of risk. You should purchase these Units only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Series A Unit	Per Series B Unit	Maximum Offering Amount
Public offering price	$0.6750	$0.6650	$9,224,999.60
Underwriting discount and commissions (1)	$0.0405	$0.0399	$553,499.98
Proceeds to us, before expenses	$0.6345	$0.6251	$8,671,499.62

(1) We have also agreed to reimburse the underwriters for fees and expenses incurred by them in connection with this offering. See “Underwriting” beginning on page S-21 of this prospectus supplement for more information regarding underwriting discounts and commissions and expense reimbursement.
The underwriters expect to deliver the securities offered hereby on or about August 4, 2016.

 Sole Bookrunner
Canaccord Genuity

Lead Manager
Roth Capital Partners

The date of this prospectus supplement is August 1, 2016

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we are offering to sell units consisting of common stock and warrants to purchase our common stock, which we refer herein collectively as the securities, using this prospectus supplement and the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our securities being offered and other information you should know before investing. This prospectus supplement also adds updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Information by Reference” elsewhere in this prospectus supplement and in the accompanying prospectus before investing in our securities. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.
Unless we have indicated otherwise or the context otherwise requires references in the prospectus supplement and the accompanying prospectus to “Palatin,” the “Company,” “we,” “us” and “our” or similar terms are to Palatin Technologies, Inc. and its subsidiary.
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights certain information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information you should consider prior to investing. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

Overview
We are a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Our programs are based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Our primary product in clinical development is bremelanotide for the treatment of hypoactive sexual desire disorder, or HSDD, which is a type of female sexual dysfunction, or FSD. In addition, we have drug candidates or development programs for obesity, erectile dysfunction, cardiovascular diseases, pulmonary diseases, inflammatory diseases and dermatologic diseases.
The following drug development programs are actively under development:

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Bremelanotide, an on-demand subcutaneous injectable peptide melanocortin receptor agonist, for treatment of HSDD in premenopausal women. Bremelanotide, which is a melanocortin agonist, is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte-stimulating hormone). The novel mechanism of action involves activating endogenous melanocortin hormone pathways involved in sexual response. Bremelanotide is in Phase 3 clinical trials;
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Melanocortin receptor-4, or MC4r, compounds for treatment of obesity and diabetes. Results of our studies involving MC4r peptides suggest that certain of these peptides may have significant commercial potential for treatment of conditions responsive to MC4r activation, including FSD, HSDD, erectile dysfunction or ED, obesity and diabetes;
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PL-3994, a natriuretic peptide receptor-A, or NPR-A, agonist, for treatment of cardiovascular and pulmonary indications. PL-3994 is our lead natriuretic peptide receptor product candidate, and is a synthetic mimetic of the neuropeptide hormone atrial natriuretic peptide, or ANP. PL-3994 is in development for treatment of heart failure, acute exacerbations of asthma and refractory hypertension; and
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Melanocortin receptor-1, or MC1r, agonist peptides for treatment of inflammatory and dermatologic disease indications. Our MC1r peptide drug candidates are highly specific, with substantially greater binding and efficacy at MC1r than at other melanocortin receptors. We have selected one of our MC1r peptide drug candidates, designated PL-8177, as a clinical trial candidate.

The following chart illustrates the status of our drug development programs.

We initiated patient enrollment in Phase 3 clinical trials of bremelanotide for the treatment of HSDD in premenopausal women in the fourth quarter of calendar 2014, and completed patient enrollment in the fourth quarter of calendar 2015, with last patient out projected for the third quarter of calendar 2016 and topline results project for the third or fourth quarter of calendar 2016. We cannot assure you that the Phase 3 data will support approval of bremelanotide for HSDD or that the U.S. Food and Drug Administration, or FDA, will approve a new drug application, or NDA, for bremelanotide.
Our Strategy
Key elements of our business strategy include:
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Using our technology and expertise to develop and commercialize products in our active drug development programs;
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Entering into strategic alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates that we are developing;
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Partially funding our product development programs with the cash flow generated from research collaboration and license agreements and any potential future agreements with third parties; and
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Completing development and seeking regulatory approval of bremelanotide for HSDD and our other product candidates.

At March 31, 2016, we had an accumulated deficit of approximately $330.1 million. We expect to incur substantial operating losses in future periods. We do not expect to generate significant product revenue, sales-based milestones or royalties until we successfully complete development and obtain marketing approval for our product candidates, either alone or in collaborations with third parties, which we expect will take a number of years. In order to commercialize our product candidates, we need to complete clinical development and to comply with comprehensive regulatory requirements.
We believe that our existing capital resources will be adequate to fund our planned operations through the quarter ending September 30, 2016. Following this offering, assuming the Phase 3 clinical trials of bremelanotide for HSDD are successful, as to which there can be no assurance, we will need additional funding to complete additional required studies and trials and for submission of required regulatory applications to the FDA for bremelanotide for HSDD. We will also need additional funding to complete required clinical trials for our other product candidates and, assuming those clinical trials are successful, as to which there can be no assurance, to complete submission of required regulatory applications to the FDA. It is possible that we will not achieve the progress that we expect with respect to bremelanotide for HSDD because the actual costs and timing of clinical development activities are difficult to predict and are subject to substantial risks and delays. Accordingly, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Financing may not be available to us in the necessary timeframe, in the amounts that we need, on terms acceptable to us, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

 Our Melanocortin Receptor-Specific Programs
The melanocortin system is involved in a large and diverse number of physiologic functions, and therapeutic agents modulating this system may have the potential to treat a variety of conditions and diseases, including sexual dysfunction, obesity and related disorders, pigmentation disorders and inflammation-related diseases.
Bremelanotide for HSDD. We are developing subcutaneously administered bremelanotide for the treatment of HSDD in premenopausal women. Bremelanotide, which is a melanocortin agonist, is a synthetic peptide analog of the naturally occurring hormone alpha-MSH. The novel mechanism of action involves activating endogenous melanocortin hormone pathways involved in sexual arousal response. We initiated patient enrollment in Phase 3 clinical trials in the fourth quarter of calendar 2014, and patient enrollment was completed in the fourth quarter of calendar 2015, with topline results expected in the third or fourth quarter of calendar 2016.
Phase 2B Clinical Trial Results. The Phase 2B clinical trial was a multicenter, placebo-controlled, randomized, parallel group, dose-finding trial testing three dose levels, 0.75 mg, 1.25 mg and 1.75 mg, of subcutaneously administered bremelanotide against placebo in premenopausal women diagnosed with hypoactive sexual desire disorder, female sexual arousal disorder or both. The study enrolled 395 premenopausal women across 66 sites within the United States and Canada, with patients randomized to one of three bremelanotide treatment arms and a placebo arm for 16 weeks of treatment. The objective of the Phase 2B trial was to measure safety and efficacy in premenopausal women with hypoactive sexual desire disorder, female sexual arousal disorder or both of bremelanotide compared to placebo. In the Phase 2B trial, subcutaneous doses of bremelanotide and placebo were self-administered by the patient prior to a sexual encounter. The primary efficacy endpoint was change from baseline to end of study in the number of satisfying sexual events, with pre-specified analysis of pooled 1.25 and 1.75 mg doses compared to placebo.
In the Phase 2B clinical trial, the primary endpoint data analysis of 327 premenopausal women with hypoactive sexual desire disorder, female sexual arousal disorder or both showed statistically significant and clinically meaningful increases in the number of satisfying sexual events, and statistically significant and clinically meaningful improvement in secondary endpoint measures of overall sexual functioning and distress related to sexual dysfunction, for women taking bremelanotide compared to placebo. Satisfying sexual events were measured with an event log and overall sexual functioning and distress related to sexual dysfunction were measured using validated patient reported outcome measurement tools. Bremelanotide showed a statistically significant increase from baseline in the number of satisfying sexual events compared against placebo at both the 1.75 mg dose and pooled results of the 1.75 and 1.25 mg doses. The mean increase in satisfying sexual events at 1.75 mg dose levels was 0.8 satisfying sexual events per month, from 1.8 to 2.6, with a p value of 0.021 against placebo. For the pooled doses, the mean increase in satisfying sexual events was 0.7 satisfying sexual events per month, from 1.6 to 2.4 (a 50% increase), with a p value of 0.018 against placebo. By contrast, with placebo, the mean change from baseline was from 1.7 to 1.9 (a 12% increase) in satisfying sexual events. The 0.75 mg dose demonstrated a response that was not significant different from placebo.
The mean change from baseline in a validated measurement tool of overall sexual functioning, the Female Sexual Function Index, or FSFI, total score, was 4.4 at the 1.75 mg dose level, compared to 1.88 for placebo, with a p value of 0.0021 against placebo. For the pooled doses, the FSFI total score mean change from baseline was 3.55, compared to 1.88 for placebo, with a p value of 0.0017 against placebo. The FSFI is a 19-item questionnaire measuring improvement in arousal, desire and overall sexual function.
The mean change from baseline in a validated measurement tool of distress related to sexual dysfunction, the Female Sexual Distress Scale-Desire/Arousal/Orgasm, or FSDS-DAO, total score, was -13.1 at the 1.75 mg dose level, compared to -6.8 for placebo, with a p value of 0.0005 against placebo. For the pooled doses, the FSDS-DAO total score mean change from baseline was -11.1, compared to -6.8 for placebo, with a p value of 0.036 against placebo. The FSDS-DAO is a 15-item questionnaire that measures personal distress associated with HSDD.
A significantly higher percentage of women receiving the 1.75 mg bremelanotide dose – 55% – achieved a clinically meaningful change from baseline of at least one satisfying sexual event, compared to 37% of women receiving placebo. In addition, compared against placebo a significantly higher percentage of women also achieved a clinically meaningful improvement in sexual function, as measured by the FSFI (53% vs. 29%), and a clinically meaningful decrease in distress associated with sexual dysfunction as measured by the FSDSDAO (69% vs. 45%).

Using a validated self-assessment questionnaire of treatment benefit, 79.5% of blinded patients receiving the 1.75 mg dose of bremelanotide reported they benefited from taking the drug, compared to 48.4% of blinded patients receiving placebo.
Bremelanotide was well-tolerated during the Phase 2B clinical trial. The most common types of treatment-emergent adverse events reported more frequently in the bremelanotide arms were facial flushing, nausea, emesis and headache, which were mainly mild-to-moderate in severity. Adverse events that most commonly led to discontinuation were nausea and emesis, with less than 3% discontinuation due to an adverse event. Twenty-six patients, evenly distributed among placebo and active arms of the Phase 2B clinical trial, met the predefined blood pressure withdrawal criteria. Drug treated patients had approximately a 2 mm Hg change in blood pressure, predominately during the first four hours following dosing. No serious adverse events were attributable to bremelanotide during the trial.
Full data on the Phase 2B clinical trial was presented at the March 2013 annual meeting of the International Society for the Study of Women’s Sexual Health, and was published in Women’s Health, 12:3425-337 (2016).
Phase 3 Clinical Trial. We reached preliminary agreement with the United States Food and Drug Administration, or FDA, on key aspects of the bremelanotide Phase 3 pivotal registration studies, including HSDD patient population, primary and key secondary efficacy endpoints, general study design, dose selection and safety monitoring. In addition, the FDA agreed that the Phase 2 data adequately characterized blood pressure and heart rate signals of bremelanotide, and that standardized methods for in-clinic assessment of blood pressure (a standard blood pressure cuff) would be sufficient for Phase 3. The FDA also agreed that the intranasal Definitive QTc study, the carcinogenicity studies and reproductive toxicity studies we conducted were acceptable for NDA submission. There were no outstanding chemistry, controls or manufacturing issues. Based upon the discussions with the FDA, we completed and submitted protocols for the pivotal Phase 3 studies in the early fourth quarter of calendar 2014, manufactured drug product for clinical trial use, and negotiated agreements with clinical research organizations and others for Phase 3 studies.
The Phase 3 clinical trials are being conducted in premenopausal women with HSDD, either with or without arousal difficulties, and include two pivotal double blind placebo-controlled, randomized parallel group trials each with 550 randomized patients in two arms, one a fixed bremelanotide dose and one placebo. HSDD is the single largest specific diagnosis in FSD. A 24-week treatment evaluation period is being conducted, with co-primary endpoints of satisfying sexual events and the FSFI desire subdomain (a 28 day recall), and a key secondary endpoint utilizing question 13 of a revised FSDS questionnaire. Patients in the parallel group trials will have the option, after completion of the trial, to continue in an open-label safety extension study, which will enroll about 600 patients.
Data from the Phase 2B clinical trials from patients diagnosed with the proposed Phase 3 patient population, hypoactive sexual desire disorder or hypoactive sexual desire disorder with female sexual arousal disorder, were analyzed using the Phase 3 clinical trial endpoints of total satisfying sexual events, the FSFI desire subdomain and FSDS revised question 13. This analysis showed that the 1.75 mg dose was statistically and clinically significant for all three endpoints.
The Phase 3 trials, which we are conducting in North America, utilize a single-dose autoinjector intended for commercialization. We will also conduct drug interaction and other ancillary studies. The Phase 3 program is taking approximately twenty months from initiation of patient dosing in the first trial through database lock in the second trial. Following database lock, clinical trial data will be analyzed and, assuming that we believe the data would support approval of bremelanotide for HSDD, an NDA will be submitted to FDA. We cannot assure you that the Phase 3 data will support approval of bremelanotide for HSDD or that the FDA will approve an NDA for bremelanotide.
Medical Need. FSD is a multifactorial condition that has anatomical, physiological, medical, psychological and social components, and is defined as persistent or recurring problems during one or more of the stages of sexual response with associated distress. FSD has a significant impact on a patient’s self-image, relationships and general well-being. FSD includes four disorders, HSDD, female sexual arousal disorder, sexual pain disorder and orgasmic disorder. HSDD, either with or without arousal difficulties, is the largest single category of FSD. To establish a diagnosis of HSDD, these syndromes must be associated with personal distress, as determined by the affected women. The 2006 PRESIDE (Prevalence of Female Sexual Problems Associated with Distress and Determinants of Treatment Seeking) study, a cross-sectional, population-based survey of 31,581 female adult respondents in the United States published in 2008 in the journal Obstetrics & Gynecology, found that approximately 22% of women reported a sexual problem and 11% were distressed by their sexual problems, with one-third of the women seeking formal care. There are 60 million premenopausal women in the United States according to the 2010 U.S. Census, giving a presenting market size of premenopausal women of about two million. Based on a report by EvaluatePharma, the HSDD market is projected to be about $1.3 billion by 2020.

Subcutaneous Bremelanotide. Bremelanotide, which is believed to act through activation of melanocortin receptors in the central nervous system, is a first-in-class pharmaceutical agent in development as a treatment of HSDD. Bremelanotide is intended for ‘‘on-demand’’ use and is self-administered by the patient approximately one hour prior to anticipated sexual activity. We have selected a simple and patient-friendly single dose, disposable autoinjector device which is being used in Phase 3 clinical trials and is intended for commercialization.
Partnering. In August 2014, we entered into a license agreement with Gedeon Richter to co-develop and commercialize bremelanotide for FSD in the European Union, other European countries and additional selected countries. We received €7.5 million ($9.8 million) in total upfront payments from Gedeon Richter, and a milestone payment of €2.5 million ($3.1 million) upon the initiation of our Phase 3 clinical trial program in the United States. On September 16, 2015, we entered into a termination agreement pursuant to which we and Gedeon Richter agreed to mutually and amicably terminate the license agreement. In connection with this termination, all rights and licenses to co-develop and commercialize bremelanotide for HSDD indications held by Gedeon Richter terminated and reverted back to us. Neither we nor Gedeon Richter have any future material obligations under the license agreement.
We have worldwide rights for bremelanotide for HSDD and all other indications. We are in active discussions with potential partners for U.S. marketing and commercialization rights for bremelanotide for HSDD. We may not be able to enter into suitable agreements with potential partners on acceptable terms, if at all.
Prior Clinical Trials. We have completed several Phase 1 clinical studies in which various safety parameters, including blood pressure effects of subcutaneously administered bremelanotide, were studied. Based in part on these studies, our Phase 2B clinical trial assessed the magnitude and duration of blood pressure effect, and determined that subcutaneous administration of selected doses of bremelanotide for treatment of HSDD in premenopausal women provides acceptable control of blood pressure effects. We have also completed clinical studies involving an alternative route of administration. Bremelanotide has been evaluated in 31 clinical studies involving about 2,300 subjects, and has shown efficacy in both HSDD and ED.
MC1r Peptide Agonists. We have initiated preclinical studies with MC1r peptide drug candidates for a number of indications, primarily inflammatory disease-related and autoimmune indications. The MC1r is upregulated in a number of diseases, including inflammatory bowel disease, nephritis, which is inflammation of the kidneys, and rheumatoid arthritis, and ocular indications such as uveitis and dry eye. We believe that MC1r peptides have an anti-inflammatory effect and are involved in regulation of the immune system and resolution of pro-inflammatory responses. MC1r peptides also have potential application in a number of dermatologic indications, including vitiligo and erythropoietic protoporphyria.
Our MC1r peptide drug candidates are highly specific, with substantially greater binding and efficacy at MC1r than at other melanocortin receptors. In vitro safety studies have shown that our MC1r peptide drug candidates have no activity in a wide range of various receptors, ion channels and kinases. Our MC1r peptide drug candidates typically have a half-life in animal models of greater than two hours. We have selected one of our MC1r peptide drug candidates, designated PL-8177, as a clinical trial candidate.
Animal studies that we have conducted with our MC1r peptide drug candidates have shown positive results in experimental models of inflammatory bowel disease, uveitis and nephritis. We are continuing to conduct studies on a number of different indications. We have completed preclinical toxicology testing on PL-8177 and chemistry, controls and manufacturing activities to support Phase 1 studies, and anticipate filing an IND application on PL-8177.

MC4r Peptide Agonists. We have developed a series of next generation highly selective MC4r peptides. In developing these peptides, we examined effectiveness in animal models of sexual response and effectiveness in obesity and related metabolic signals, and also determined cardiovascular effects, primarily looking at changes in blood pressure. Results of these studies suggest that certain of these peptides may have significant commercial potential for treatment of conditions responsive to MC4r activation, including HSDD, FSD, ED, obesity and diabetes. We are engaged in preclinical activities with these peptides, and are evaluating potential pharmaceutical applications.
We have selected an internal lead compound for obesity, designated PL-8905, which has over 100-fold functional selectivity for MC4r over MC1r with minimal effect on blood pressure and limited central nervous system penetration. PL-8905 exhibits chemical and metabolic stability, with a half-life in animal models of greater than two hours.
Our exclusive global research collaboration and license agreement with AstraZeneca to discover, develop and commercialize compounds that target melanocortin receptors for the treatment of obesity, diabetes and related metabolic syndrome expired because AstraZeneca ceased developing a compound covered by the agreement. All rights and licenses that we granted to AstraZeneca terminated upon expiration of the agreement.
Obesity. Obesity is a multifactorial condition with numerous biochemical components relating to satiety (feeling full), energy utilization and homeostasis. A number of different metabolic and hormonal pathways are being evaluated by companies around the world in efforts to develop better treatments for obesity. Scientific research has established that melanocortin receptors have a role in eating behavior and energy homeostasis, and that melanocortin receptor agonists can decrease food intake and induce weight loss. With a previous partner, we completed clinical proof-of-concept studies for the MC4r mechanism in obesity, which met the primary objectives of significant decrease in food intake and weight loss.
Other Melanocortin Programs. We are continuing drug discovery efforts in the melanocortin field, primarily developing peptide compounds, including highly selective MC1r agonists and peptides specific for MC4r, including both agonists and antagonists.
Our Natriuretic Peptide Receptor-Specific Programs
The natriuretic peptide receptor system has numerous cardiovascular functions, and therapeutic agents modulating this system may be useful in treatment of heart failure, acute asthma, other pulmonary diseases and hypertension. While the therapeutic potential of modulating this system is well appreciated, development of therapeutic agents has been difficult due, in part, to the short biological half-life of native peptide agonists.
We have designed and are developing candidate drugs that are selective for different natriuretic peptide receptors, including NPR-A, natriuretic peptide receptor B, or NPR-B, natriuretic peptide receptor C, or NPRC, and both NPR-A and NPR-B.
We are in active discussions with potential partners for marketing and commercialization rights in the United States and the rest of the world for PL-3994 and our related candidate drugs. We may not be able to enter into suitable agreements on acceptable terms with potential partners, if at all.
PL-3994. PL-3994 is our lead natriuretic peptide receptor product candidate, and is a synthetic mimetic of the neuropeptide hormone ANP and an NPR-A agonist. PL-3994 is in development for treatment of heart failure, acute exacerbations of asthma and refractory hypertension. PL-3994 activates NPR-A, a receptor known to play a role in cardiovascular homeostasis. Consistent with being an NPR-A agonist, PL-3994 increases plasma cyclic guanosine monophosphate, or cGMP, levels, a pharmacological response consistent with the effects of endogenous (naturally produced) natriuretic peptides on cardiovascular function and smooth muscle relaxation. PL-3994 also decreases activity of the renin-angiotensin-aldosterone system, or RAAS, a hormone system that regulates blood pressure and fluid balance. The RAAS system is frequently over-activated in heart failure patients, leading to worsening of cardiovascular function.
PL-3994, our lead product development candidate which is ready for Phase 2 safety and efficacy studies, is one of a number of natriuretic peptide receptor agonist compounds we have developed. PL-3994 is a synthetic molecule incorporating a novel and proprietary amino acid mimetic structure, and has an extended circulation half-life and metabolic stability compared to endogenous ANP. Based on the half-life and pharmacokinetics, we believe that PL-3994 is amenable to once daily chronic use subcutaneous administration.

PL-3994 for Heart Failure. Heart failure is an illness in which the heart is unable to pump blood efficiently, and includes acutely decompensated heart failure with dyspnea (shortness of breath) at rest or with minimal activity. Endogenous natriuretic peptides have a number of beneficial effects, including vasodilation (relaxation of blood vessels), natriuresis (excretion of sodium) and diuresis (excretion of fluids).
Patients who have been admitted to the hospital with an episode of worsening heart failure have an increased risk of either death or hospital readmission in the three months following discharge. Up to 15% of patients die in this period and as many as 30% need to be readmitted to the hospital. We believe that decreasing mortality and hospital readmission in patients discharged following hospitalization for worsening heart failure is a large unmet medical need for which PL-3994 may be effective. PL-3994 could potentially be utilized as an adjunct to existing heart failure medications, and may, if successfully developed, be self-administered by patients as a subcutaneous injection following hospital discharge. We believe that PL-3994, through activation of NPR-A, may, if successful, reduce cardiac hypertrophy (increase in heart size due to disease), which is an independent risk factor for cardiovascular morbidity and mortality.
According to a report from the American Heart Association published in 2014 in the journal Circulation, an estimated 5.7 million Americans suffer from heart failure, with 870,000 new cases of heart failure diagnosed each year, with disease incidence expected to increase with the aging of the American population. Heart failure has tremendous human and financial costs. The same report estimated that the 2012 total costs in the United States for heart failure were $30.7 billion, with heart failure constituting the leading cause of hospitalization in people over 65 years of age and with over 1 million hospital discharges for heart failure in 2010. Heart failure is a high mortality disease, with approximately one-half of heart failure patients dying within five years of initial diagnosis.
Patient populations have been identified which have reduced levels of endogenous active natriuretic peptides, including endogenous active ANP. The reduced levels have a variety of causes, including mutations in endogenous natriuretic peptides and in enzymes necessary to convert natriuretic peptide sequences to their active form. Patients with reduced levels of endogenous active natriuretic peptides are reported to have a poor response to current drug therapies and to have increased rates of cardiac remodeling and cardiac events.
We believe that PL-3994 has the potential to treat heart failure with preserved ejection fraction, or HF-PEF, which is a high unmet medical need with no approved treatment options, heart failure with reduced ejection fraction, or HF-REF, and patients with reduced levels of endogenous active natriuretic peptides, such as corin deficiencies, which is a high unmet medical need in patients with a poor response to current therapies, with the objective to restore normal natriuretic peptide function.
We have planned a repeat dose Phase 2 clinical trial in patients with HF-PEF, HF-REF and corin deficiency to evaluate safety profiles and symptom relief as well as pharmacokinetic (period to metabolize or excrete the drug) and pharmacodynamic (period of action or effect of the drug) endpoints. Analysis will include cardiac imaging and measurement of left ventricular ejection fraction. Contingent on adequate available funds, we intend to initiate this trial in the first half of calendar 2017. Assuming favorable results from this trial, we have planned a repeat dose Phase 2 proof-of-principle clinical trial in patients with heart failure, which would involve treatment for a three to six month period, and would evaluate safety, cardiac function, effects on remodeling, symptom improvement and hospitalization admission rates. Contingent on adequate available funds, the proof-of-principle Phase 2 trial will be initiated following completion of the first repeat dose Phase 2 clinical trial.
PL-3994 for Acute Exacerbations of Asthma. Research over the past two decades has demonstrated potent bronchodilator effects with both systemic and inhalation administration of natriuretic peptides. NPR-A agonism is known to relax smooth muscles in airways and works through a pathway independent of the beta-2 adrenergic receptor. Preclinical testing demonstrated potent airway smooth muscle relaxation in guinea pig and human tissues using PL-3994, and animal studies in sensitized guinea pigs have demonstrated a bronchodilator effect with PL-3994 using both subcutaneous and inhalation administration.
Acute exacerbations of asthma, also called acute severe asthma, is an ongoing, unremitting asthma episode in which asthma symptoms do not adequately respond to initial bronchodilator therapy. Inhaled beta-2 adrenergic receptor agonists, such as albuterol, inhaled anticholinergic drugs, such as ipratropium, and systemic corticosteroids are primary treatments for episodes of acute exacerbations of asthma. Some patients with acute exacerbations of asthma become unresponsive to beta-2 adrenergic receptor agonists, significantly limiting treatment options and increasing risk. Patients who do not respond to initial therapy are at risk of severe complications. We intend to initially target PL-3994 as a treatment for those at-risk unresponsive patients.

According to a 2014 report from the National Center for Environmental Health, Asthma Prevalence in the United States, in 2010 there were 1.8 million emergency room visits and 439,000 hospitalizations attributed to asthma. Approximately 25.7 million Americans have asthma.
Endogenous natriuretic peptides have a very short half-life, due primarily to degradation by neutral endopeptidase and clearance through the natriuretic peptide clearance receptor. PL-3994 is resistant to neutral endopeptidase and clears from the body much more slowly than endogenous natriuretic peptides. PL-3994 has a blood-plasma half-life of at least three hours in humans when administered by subcutaneous injection, with biological effects seen for over eight hours post-administration.
Clinical Studies with PL-3994. Human clinical studies of PL-3994 commenced with a Phase 1 trial which concluded in 2008. This was a randomized, double-blind, placebo-controlled study in 26 healthy volunteers who received either PL-3994 or a placebo subcutaneously. The evaluations included safety, tolerability, pharmacokinetics and several pharmacodynamic endpoints, including levels of cGMP. Dosing concluded with the successful achievement of the primary endpoint of the study, a prespecified reduction in systemic blood pressure. No volunteer experienced a serious or severe adverse event. Elevations in plasma cGMP levels, increased diuresis and increased natriuresis were all observed for several hours after single subcutaneous doses.
Later in 2008, we conducted a Phase 2A trial in volunteers with controlled hypertension who were receiving one or more conventional antihypertensive medications. In this trial, which was a randomized, double-blind, placebo-controlled, single ascending dose study in 21 volunteers, the objective was to demonstrate that PL-3994 can be given safely to patients taking antihypertensive medications commonly used in heart failure and hypertension patients. Dosing concluded with the successful achievement of the primary endpoint of the study, a prespecified reduction in systemic blood pressure. No volunteer experienced a serious or severe adverse event. Elevations in plasma cGMP levels were observed for several hours after single subcutaneous doses. Based on the studies to date, PL-3994 is ready for Phase 2 safety and efficacy studies.
Administration of PL-3994. For heart failure and refractory hypertension indications we believe that subcutaneous administration of PL-3994 may be preferable. PL-3994 is well absorbed through the subcutaneous route of administration. In human studies, the pharmacokinetic and pharmacodynamic half-lives were on the order of hours, significantly longer than the comparable half-lives of endogenous natriuretic peptides. We believe that subcutaneous PL-3994, if successful, will be appropriate for self-administration by patients, similar to insulin and other self-administered drugs. For asthma indications we believe that inhalation administration of PL-3994 may be preferable to subcutaneous or other systemic administration.
Technologies We Use
We used a rational drug design approach to discover and develop proprietary peptide, peptide mimetic and small molecule agonist compounds, focusing on melanocortin and natriuretic peptide receptor systems. Computer-aided drug design models of receptors are optimized based on experimental results obtained with peptides and small molecules that we develop, supported by conformational analyses of peptides in solution utilizing nuclear magnetic resonance spectroscopy. By integrating both technologies, we believe we are developing an advanced understanding of the factors which drive agonism.
We have developed a series of proprietary technologies used in our drug development programs. One technology employs novel amino acid mimetics in place of selected amino acids. These mimetics provide the receptor-binding functions of conventional amino acids while providing structural, functional and physiochemical advantages. The amino acid mimetic technology is employed in PL-3994, our compound in development for treatment of heart failure, acute exacerbations of asthma and refractory hypertension.
Some compound series have been derived using our proprietary and patented platform technology, called MIDAS™, or Metal Ion-induced Distinctive Array of Structures. This technology employs metal ions to fix the three-dimensional configuration of peptides, forming conformationally rigid molecules that remain folded specifically in their active state. These MIDAS molecules are generally simple to synthesize, are chemically and proteolytically stable, and have the potential to be orally bioavailable. In addition, MIDAS molecules are information-rich and provide data on structure-activity relationships that may be used to design small molecule, non-peptide drugs.

Corporate Information
Our corporate offices are located at 4B Cedar Brook Drive, Cedar Brook Corporate Center, Cranbury, NJ 08512. Our telephone number is (609) 495-2200. Our internet address is www.palatin.com. The information on our website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive textual reference only.

The Offering

Series A Units offered by us	11,481,481 Series A Units, with each Series A Unit consisting of (i) one share of common stock and (ii) one Series H Warrant.
Series B Units offered by us	2,218,045 Series B Units, with each Series B Unit consisting of (i) one pre-funded Series I Warrant and (ii) one Series H Warrant.
Offering price	$0.675 per Series A Unit and $0.665 per Series B Unit
Common stock to be outstanding after this offering (1)	80,049,536 shares (assuming none of the pre-funded Series I Warrants or Series H Warrants issued in the offering are exercised).
Warrants offered by us
2,218,045 Series I Warrants to purchase up to 2,218,045 shares of common stock. Each Series I Warrant will be exercisable at a price of $0.01 per share of our common stock, subject to adjustment. Each Series I Warrant will be exercisable at any time on or after the issuance date until the ten-year anniversary of the issuance date.

13,699,526 Series H Warrants to purchase up to 10,274,646 shares of common stock. Each Series H Warrant will be exercisable at a price of $.70 per share of our common stock, subject to adjustment. Each Series H Warrant will be exercisable at any time on or after the day following the six-month anniversary date of the issuance date until the five-year anniversary of the date of issuance.

This prospectus supplement also relates to the offering of the shares of our common stock issuable upon exercise of the Warrants.

There is no established public trading market for the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any national securities exchange. Without an active market, the liquidity of the Warrants will be limited.

Use of proceeds
We intend to use the proceeds from this offering to complete our Phase 3 clinical trials for bremelanotide for HSDD, complete other clinical and nonclinical studies with bremelanotide, and prepare and submit an NDA for bremelanotide for HSDD, and secondarily for clinical and preclinical development of our other product candidates and programs and working capital and general corporate purposes. See the section of this prospectus supplement entitled “Use of Proceeds” for a more complete description of the intended use of the net proceeds from this offering.

NYSE MKT symbol	“PTN”
Risk factors
You should read the section of this prospectus supplement entitled “Risk Factors” the other information included in this prospectus supplement for a discussion of factors that you should consider before deciding to invest in our securities.

(1) The number of shares of our common stock to be outstanding after this offering is based on 68,568,055 shares outstanding as of August 1, 2016.
Unless otherwise indicated, all information in this prospectus supplement, including the number of shares of our common stock to be outstanding after this offering set forth above, excludes the following:
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60,592 shares of common stock reserved as of August 1, 2016 for issuance upon any conversion of our Series A Convertible Preferred Stock outstanding as of August 1, 2016;

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5,245,020 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of $1.15 per share outstanding as of August 1, 2016;
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2,665,768 shares of common stock issuable upon the vesting of outstanding restricted stock units as of August 1, 2016 which vest on dates between December 8, 2016 and January 11, 2020, subject to the fulfillment of services conditions;
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112,508,356 shares of common stock issuable upon the exercise of warrants (other than the Series I Warrants and Series H Warrants) at a weighted-exercise exercise price of $0.22 per share outstanding as of August 1, 2016;
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2,218,045 shares of common stock issuable upon exercise of the pre-funded Series I Warrants; and
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10,274,646 shares of common stock issuable upon exercise of the Series H Warrants.

RISK FACTORS
You should carefully consider the risks described below and discussed under the section entitled “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety, together with other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding to invest in our securities. These risks should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See the section of this prospectus supplement entitled “Where You Can Find More Information.” If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects.

Risks Related to this Offering
Substantial future sales of our shares of common stock in the public market, or the perception that these sales could occur, could cause the price of our common stock to decline.
Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 80,049,536 shares of our common stock outstanding. All shares of common stock sold in this offering will be freely transferable without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. The shares of common stock held by our executive officers will be available for sale upon expiration of a lock-up period, which we expect will expire 30 days after the date of this prospectus. The remaining shares of common stock will be available for sale after this offering since they are not subject to contractual and legal restrictions on resale. Any or all of these shares may be released prior to expiration of the lock-up period at the discretion of the underwriters for this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.
As a new investor, you will experience immediate and substantial dilution as a result of this offering.
As of March 31, 2016, we had a negative net book value (deficit) of approximately ($4.7) million, or ($0.07) per share of common stock, assuming the conversion of all then convertible preferred stock (but excluding the exercise of any outstanding warrants or options, including warrants exercisable at $0.01 per share). The public offering price of the Series A Units and Series B Units offered pursuant to this prospectus supplement is substantially higher than the net book value per share of our common stock. Therefore, you will incur immediate and substantial dilution in the pro forma net book value per share. See the section of this prospectus supplement entitled “Dilution” for a more detailed discussion of the dilution you will incur in this offering. Furthermore, we expect that we will seek to raise additional capital from time to time in the future. Such financings may involve the issuance of equity and/or securities convertible into or exercisable or exchangeable for our equity securities. We also expect to continue to utilize equity-based compensation. To the extent the warrants and options are exercised or we issue common stock, preferred stock, or securities such as warrants that are convertible into, exercisable or exchangeable for, our common stock or preferred stock in the future, you may experience further dilution.
We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment and we might not be able to yield a significant return, if any, on any investment of these net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.
There is no public market for the Warrants being offered by us in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or automated quotation system, including the NYSE MKT. Without an active market, the liquidity of the Warrants will be limited.
Holders of our Warrants will have no rights as a common stockholder until such holders exercise their Warrants and acquire our common stock.
Until holders of Warrants acquire shares of our common stock upon exercise of the Warrants, holders of Warrants will have no rights with respect to the shares of our common stock underlying such Warrants. Upon exercise of the Warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

 CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information that we incorporate by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:
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estimates of our expenses, future revenue, capital requirements;
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our ability to obtain additional financing on terms acceptable to us, or at all;
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our ability to advance product candidates into, and successfully complete, clinical trials;
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the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;
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the timing or likelihood of regulatory filings and approvals;
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our expectations regarding the results and the timing of results in our Phase 3 clinical trials of bremelanotide for hypoactive sexual desire disorder or HSDD;
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our expectation regarding the timing of our regulatory submissions for approval of bremelanotide for HSDD in the United States and Europe;
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the potential for commercialization of bremelanotide for HSDD and other product candidates, if approved, by us;
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our expectations regarding the potential market size and market acceptance for bremelanotide for HSDD and our other product candidates, if approved for commercial use;
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our ability to compete with other products and technologies similar to our product candidates;
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the ability of our third-party collaborators to timely carry out their duties under their agreements with us;
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the ability of our contract manufacturers to perform their manufacturing activities for us in compliance with applicable regulations;
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our ability to recognize the potential value of our licensing arrangements with third parties;
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the potential to achieve revenues from the sale of our product candidates;
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our ability to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other healthcare payers;
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our ability to maintain product liability insurance at a reasonable cost or in sufficient amounts, if at all;
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the retention of key management, employees and third-party contractors;

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the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;
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our compliance with federal and state laws and regulations;
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the timing and costs associated with obtaining regulatory approval for our product candidates;
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the impact of fluctuations in foreign exchange rates;
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the impact of legislative or regulatory healthcare reforms in the United States;
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our ability to adapt to changes in global economic conditions; and
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our ability to remain listed on the NYSE MKT.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus supplement. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained or incorporated by reference in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus, together with the information incorporated herein by reference as described under the section entitled “Incorporation of Information by Reference,” and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission, or SEC, as exhibits to the registration statement on Form S-3, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

 USE OF PROCEEDS
We estimate that the net proceeds from the sale of Units in this offering will be approximately $8.5 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses of approximately $175,000 payable by us.
We intend to use the net proceeds to us from this offering primarily to complete our Phase 3 clinical trials for our primary product candidate, bremelanotide, which is used for HSDD, to complete other clinical and nonclinical studies with bremelanotide, to analyze clinical trial and preclinical data and to prepare and submit an NDA to FDA for approval of bremelanotide for FSD, and secondarily for preclinical and clinical development of our other product candidates and programs, including PL-3994 and MC1r and MC4r programs. The remainder of the net proceeds will be allocated for working capital and other general corporate purposes. Pending use of the net proceeds as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.
The amounts actually expended for each purpose and the timing of these expenditures may vary significantly depending upon numerous factors, including the results of the Phase 3 clinical trials of bremelanotide for HSDD. Expenditures will also depend upon the availability of additional financing, whether we are able to enter into an agreement with a development and marketing partner for bremelanotide for HSDD in the United States, or PL-3994, MC1r or MC4r in the United States or elsewhere, and if so, the terms and conditions of such agreement, and other factors. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds from this offering.
We expect that the proceeds from this offering will not be sufficient for us to complete Phase 3 clinical trials for bremelanotide for HSDD, complete other clinical and nonclinical studies with bremelanotide, analyze the data from Phase 3 clinical trials, and prepare and submit an NDA to FDA for bremelanotide for HSDD, or to complete necessary steps for commercial scale manufacturing and marketing of bremelanotide, or to obtain approval of any of our other product candidates by the FDA, and we will need significant additional funds in the future. It is also possible that we will not achieve the progress that we expect with respect to results of or submission of an NDA for bremelanotide for HSDD because the actual results, costs and timing of clinical development activities are difficult to predict and are subject to substantial risks and delays. See the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in this prospectus supplement and the documents incorporated by reference herein.

DILUTION
    A purchaser of our securities in this offering will be diluted immediately to the extent of the difference between the public offering price per Unit and the as adjusted net book value per share of our common stock upon closing of this offering. Our historical net book value (deficit) as of March 31, 2016, was approximately ($4.70) million, or ($0.07) per share of outstanding common stock, based on shares of common stock outstanding as of March 31, 2016, assuming the conversion of all then convertible preferred stock (but excluding the exercise of any outstanding warrants or options, including warrants exercisable at $0.01 per share). Net book value per share of our common stock is determined at any date by subtracting total liabilities from the amount of total assets, and dividing this amount by the number of shares of common stock deemed to be outstanding as of that date.
Assuming the exercise of all of the pre-funded Series I Warrants being offered in this offering for $0.01 per share and after giving effect to the sale 11,481,481 Series A Units at the public offering price of $0.675 per Series A Unit and 2,218,045 Series B Units at the public offering price of $0.665 per Series B Unit (which equals the public offering price of a Series A unit, less the $0.01 exercise price per share of each pre-funded Series I Warrant), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Series H Warrants issued pursuant to this offering, our as adjusted net book value as of March 31, 2016 would have been approximately $3.8 million, or approximately $0.05 per share of outstanding common stock. This amount represents an immediate increase in net book value of $0.12 per share of our common stock to our existing stockholders and an immediate dilution of $0.625 per share of our common stock to new investors purchasing securities in this offering, as illustrated in the following table:
Public offering price per Series A Unit		$0.675
Public offering price per Series B Unit		$0.665
Exercise price per share of the pre-funded Series I Warrants		$0.010
Historical net book value per share as of March 31, 2016	$(0.07)
As adjusted increase in net book value per share attributable to new investors in this offering	$0.12
As adjusted net book value per share of our common stock after this offering		$0.050
Dilution of as adjusted net book value per share to new investors		$0.625

The foregoing table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options, restricted stock units and warrants having a per share exercise price less than the per Unit offering price to the public in this offering.
The foregoing table is based on 68,040,008 shares of our common stock outstanding as of March 31, 2016 and assumes the conversion of all then convertible preferred stock and assumes the issuance of 2,218,045 shares of our common stock upon the exercise of all of the pre-funded Series I Warrants being offered in this offering and excludes:
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5,159,140 shares issuable on the exercise of stock options, at exercise prices ranging from $0.49 to $24.90 per share;
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3,054,442 shares issuable under restricted stock units which vest on dates between June 11, 2016 and January 11, 2020, subject to the fulfillment of service conditions; and
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112,508,356 shares issuable on the exercise of warrants at exercise prices ranging from $0.01 to $1.00 per share.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The offering consists of 11,481,481 Series A Units consisting of one share of common stock and one Series H Warrant to purchase 0.75 of a share of common stock at a price of $0.675 per Series A Unit, and 2,218,045 Series B Units consisting of one pre-funded Series I Warrant to purchase one share of common stock and one Series H Warrant to purchase 0.75 of a share of common Stock at a price of $0.665 per Series B Unit.

Common Stock
Our authorized capital stock consists of:
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300,000,000 shares of common stock, par value $0.01 per share, and
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10,000,000 shares of preferred stock, par value $0.01 per share, of which 9,736,000 shares are undesignated.

As of August 1, 2016, we had outstanding:
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68,568,055 shares of our common stock;
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4,030 shares of Series A Convertible Preferred Stock, convertible into 60,592 shares of common stock, subject to adjustment, for no further consideration;
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stock options to purchase 5,245,020 shares of common stock at exercise prices ranging from $0.49 to $24.90 per share;
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restricted stock units representing 2,665,768 shares of common stock which vest on dates between December 8, 2016 and January 11, 2010, subject to the fulfillment of service conditions; and
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warrants to purchase 112,508,356 shares of common stock issuable on the exercise of warrants at exercise prices ranging from $0.01 to $1.00 per share.

We have the authority to issue 300,000,000 shares of common stock, par value $0.01 per share. As of August 1, 2016, there were 68,568,055 shares of our common stock outstanding, and a maximum of 120,479,736 shares of common stock were issuable on conversion of outstanding convertible preferred stock, exercise of outstanding options and warrants, and vesting of performance-based stock grants.
Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of common stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. See “Preferred Stock” and “Series A Convertible Preferred Stock,” in the accompanying prospectus. Our common stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. Holders of our common stock have the right to participate ratably in dividend distributions. Our outstanding Series A Preferred Stock, consisting of 4,030 shares on August 1, 2016, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A Preferred Stock.
Warrants
The material terms and provisions of the Series H Warrants and the pre-funded Series I Warrants being offered under this prospectus supplement and the accompanying prospectus are summarized below. Certain capitalized terms used in this section are defined in the form of Series H Warrant and the form of Series I Warrant. The following summary is subject to, and qualified in its entirety by reference to, the forms of Series H Warrant and Series I Warrant, each of which will be issued under this offering and will be filed with the SEC as an exhibit to a report on Form 8-K. We do not intend to apply for listing of the Warrants on any securities exchange.
Series H Warrants
The Series H Warrants will have an exercise price of $0.70 per share, subject to adjustment. They will be exercisable, in whole or in part, at any time from the date immediately after the six month anniversary of the date of grant through the date that is the five-year anniversary of the date of grant. The holder will not have the right to exercise any portion of the Series H Warrant if the holder, together with its affiliates, would, subject to certain limited exceptions, beneficially own in excess of 9.99% of our common stock outstanding immediately after the exercise. If, at the time of exercise of a warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares of common stock issuable upon exercise of the warrant or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the warrant, the holder may only exercise the warrant, in whole or in part, on a cashless basis.

The exercise price of the Series H Warrants is subject to adjustment in the event of a reclassification or merger, subdivision or combination of shares, stock dividends, and other distributions.
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Stock Dividends and Splits. If the Company, at any time from and after the issuance date and while the Series H Warrant is outstanding: (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, the exercise price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares issuable upon exercise of the Series H Warrant will be proportionately increased, or (ii) combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the exercise price in effect immediately prior to such combination will be proportionately increased and the number of shares issuable upon exercise will be proportionately decreased.
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Par Value. The Series H Warrant limits the Company’s ability to subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares if it would cause the exercise price of the Series H Warrants to be less than the par value of the common stock.
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Rights Upon Distribution of Assets. If the Company declares or makes any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of its common stock (a “Distribution”), at any time after the issuance date, then the holder will be entitled to participate in such Distribution to the same extent that the holder would have participated if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series H Warrant (without regard to any limitations on exercise of the Series H Warrant) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.
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Purchase Rights. In addition to any adjustments described above, if at any time after the issuance date and prior to the expiration date the Company grants, issues or sells any rights, warrants or options to subscribe for or purchase shares of common stock or other stock or securities, directly or indirectly convertible into, or exercisable or exchangeable for, shares of common stock, or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of common stock (the “Purchase Rights”), then the holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Series H Warrant (without regard to any limitations on exercise of the Series H Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights.
Upon each adjustment in the exercise described above, the number of shares of common stock purchasable under the Series H Warrant will be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the exercise price by a fraction, the numerator of which shall be the exercise price immediately prior to such adjustment and the denominator of which shall be the exercise price immediately thereafter.

Series I Warrants
The pre-funded Series I Warrants will have an exercise price of $0.01 per share, subject to adjustment. They will be exercisable immediately and will expire on the ten year anniversary of the issuance date. The holder will not have the right to exercise any portion of the Series I Warrant if the holder, together with its affiliates, would, subject to certain limited exceptions, beneficially own in excess of 9.99% of our common stock outstanding immediately after the exercise (subject, in certain instances, to an increase to 19.99%). The Series I Warrants include customary adjustment provisions that are substantially similar to the ones contained in the Series H Warrants. The Series I Warrants include an option for cashless exercise at the option of the holder.

UNDERWRITING

We are offering the Units described in this prospectus supplement through Canaccord Genuity Inc. as sole bookrunner of this offering and as representative of the underwriters. We have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, the number of Units listed next to their names in the following table:

Underwriters	Number of Series A Units	Number of Series B Units
Canaccord Genuity Inc.	6,314,815	1,219,925
Roth Capital Partners, LLC	5,166,666	998,120

Total	11,481,481	2,218,045

Each underwriter is committed to purchase all the Units offered by us if it purchases any Units.
Each underwriter proposes to offer the Units directly to the public at the Series A Unit public offering price and Series B Unit public offering price set forth on the cover page of this prospectus. After the offering, these figures may be changed by the underwriters.
The underwriting fee is equal to the public offering price per Unit less the amount paid by the underwriters to us per Unit. The following table shows the per Unit and total underwriting discount to be paid to the underwriters in this offering.
	Per Series A Unit	Per Series B Unit	Maximum Offering Amount
Public offering price	$0.6750	$0.6650	$9,224,999.60
Underwriting discount and commissions (1)	$0.0405	$0.0399	$553,499.98
Proceeds to us, before expenses	$0.6345	$0.6251	$8,671,499.62

We estimate that the total fees and expenses payable by us, excluding underwriting discount, will be approximately $175,000, which includes $50,000 that we have agreed to reimburse the underwriters for the fees and expenses incurred by them in connection with the offering.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
We and our Chief Executive Officer and Chief Financial Officer are subject to lock–up agreements that, subject to certain exceptions, prohibit us and them from offering, pledging, selling, contracting to sell, selling any option or contracting to purchase, purchasing any option or contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, any of our shares of common stock or any of our securities convertible into or exercisable or exchangeable for our common stock, or publicly disclosing the intention to make any offer, sale, pledge or disposition, or entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other of our securities, whether any such transaction described above is to be settled by delivery of our common stock or such other of our securities, in cash or otherwise or make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock without the prior written consent of Canaccord Genuity Inc. These restrictions will be in effect for a period of 30 days after the date of this prospectus supplement.

The lock–up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock–up provisions do not prevent us from selling securities to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.
Our common stock is listed on the NYSE MKT under the symbol “PTN.” We do not intend to list the Warrants to be sold in this offering on any securities exchange.
In order to facilitate the offering of the Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more Units than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares of common stock in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
This prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriters and the underwriters may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of its businesses, the underwriters and certain of their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, or in the future may receive, customary fees.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Thompson Hine LLP, New York, New York. Goodwin Procter LLP, New York, New York, is acting as counsel for the underwriters in connection with various matters related to the securities offered hereby.
EXPERTS

The consolidated financial statements of Palatin Technologies, Inc. as of June 30, 2015 and 2014, and for each of the years in the three-year period ended June 30, 2015, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, as amended. We refer you to this registration statement for further information about us and the securities offered hereby.

We file annual, quarterly and special reports and other information with the SEC (Commission File Number 001-15543). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. You can find information about Palatin, including our period reports and other information that we file electronically, on our website at http://www.palatin.com. The reference to our website is an inactive textual reference only. Information found on our website is not part of this prospectus. You may also request a copy of any of our periodic reports filed with the SEC by writing or telephoning us at the following address:

Stephen T. Wills
Chief Financial Officer
Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone (609) 495-2200

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus supplement information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus supplement, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

●
annual report on Form 10-K for the year ended June 30, 2015, filed with the SEC on September 18, 2015, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on August 1, 2016;
●
quarterly reports on Form 10-Q for the quarters ended September 30, 2015, December 31, 2015, and March 31, 2016 filed with the SEC on November 12, 2015, February 12, 2016, and May 16, 2016, respectively;
●
current reports on Form 8-K, filed with the SEC on July 7, 2015, December 11, 2015, June 13, 2016, and June 23, 2016; and
●
the description of our capital stock contained in our Registration Statement on Form 8-A filed December 13, 1999, including any amendment or report filed for the purpose of updating this description.

This prospectus supplement may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus supplement. To the extent that any statements contained in a document incorporated by reference are modified or superseded by any statements contained in this prospectus supplement, such statements shall not be deemed incorporated in this prospectus supplement except as so modified or superseded. Reports we file with the SEC after the date of this prospectus supplement may also contain information that updates, modifies or is contrary to information in this prospectus supplement or in documents incorporated by reference in this prospectus supplement. Investors should review these reports as they may disclose a change in our business, prospectus, financial condition or other affairs after the date of this prospectus supplement.
You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills
Chief Financial Officer
Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone (609) 495-2200

PROSPECTUS	Filed pursuant to Rule 424(b)(3) Registration No. 333-206047

PALATIN TECHNOLOGIES, INC.

4B Cedar Brook Drive

Cranbury, New Jersey 08512

(609) 495-2200

$100,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $100,000,000 of our:

●
common stock, par value $0.01 per share;

●
preferred stock, par value $0.01 per share;

●
debt securities;

●
warrants to purchase common or preferred stock, or debt securities; or

●
any combination of the above, separately or as units.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The prospectus supplement will provide specific terms of the securities offered, will describe the specific manner in which we will offer these securities, and may also supplement, update or amend information contained in this prospectus. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our common stock is listed on the NYSE MKT under the symbol “PTN.” On August 17, 2015, the closing price of our common stock as reported on the NYSE MKT was $1.04 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

As of July 30, 2015, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $54,208,590, which was calculated based on 57,128,433 common shares outstanding as of that date, of which 55,885,145 common shares were held by non-affiliates, and a price per share of $0.97, which was the closing price of our common stock as reported on the NYSE MKT on such date. Pursuant to General Instruction I.B.6 of Form S-3, as long as the aggregate market value of our common shares held by non-affiliates remains below $75.0 million, we will not, during any 12 calendar month period, sell the securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common shares held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5 of this prospectus, as well as any prospectus supplement and under similar sections in documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement. The underwriters, if any, may over-allot a portion of the securities.

The date of this prospectus is August 18, 201 5

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the information incorporated by reference. This summary is not complete and does not contain all of the information you should consider prior to investing in our securities. After you read this summary, you should read and consider carefully the more detailed information and financial statements and related notes that we include in this prospectus or incorporate by reference, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

Unless we have indicated otherwise or the context otherwise requires, references in the prospectus to “Palatin,” the “Company,” “we,” “us” and “our” or similar terms refer to the operations of Palatin Technologies, Inc. and its subsidiary.

Overview

 We are a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Our programs are based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Our primary product in clinical development is a combination drug-device product for the delivery of bremelanotide for the treatment of female sexual dysfunction, or FSD. In addition, we have drug candidates or development programs for obesity, erectile dysfunction, cardiovascular diseases, pulmonary diseases, inflammatory diseases and dermatologic diseases.

 The following drug development programs are actively under development:

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Bremelanotide, an on-demand subcutaneous injectable peptide melanocortin receptor agonist, for treatment of FSD in premenopausal women. Bremelanotide, which is a melanocortin agonist (a compound which binds to a cell receptor and activates a response), is a synthetic peptide analog of the naturally occurring hormone alpha-MSH (melanocyte stimulating hormone). The novel mechanism of action involves activating endogenous melanocortin hormone pathways involved in sexual arousal response. Bremelanotide started Phase 3 clinical trials in the last quarter of calendar 2014;

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Melanocortin receptor-4, or MC4r, compounds for treatment of obesity and diabetes in collaboration with AstraZeneca pursuant to our research collaboration and license agreement. Results of our studies involving MC4r peptides suggest that certain of these peptides may have significant commercial potential for treatment of conditions responsive to MC4r activation, including FSD, erectile dysfunction, obesity and diabetes;

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PL-3994, a peptide mimetic natriuretic peptide receptor A, or NPR-A, agonist, for treatment of cardiovascular and pulmonary indications. PL-3994 is our lead natriuretic peptide receptor product candidate, and is a synthetic mimetic of the neuropeptide hormone ANP. PL-3994 is in development for treatment of heart failure, acute exacerbations of asthma and refractory hypertension; and

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Melanocortin receptor-1, or MC1r, agonist peptides, for treatment of inflammatory and dermatologic disease indications. Our MC1r peptide drug candidates are highly specific, with substantially greater binding and efficacy at MC1r than at other melanocortin receptors. We have selected one of our MC1r peptide drug candidates, designated PL-8177, as a clinical trial candidate.

The following chart shows the status of our drug development programs.

Our Strategy

Key elements of our business strategy include:

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Using our technology and expertise to develop and commercialize products in our active drug development programs;

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Entering into strategic alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates that we are developing;

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Partially funding our product development programs with the cash flow generated from research collaboration and license agreements and any potential future agreements with third parties; and

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Completing development and seeking regulatory approval of bremelanotide for FSD and our other product candidates.

Risks Related to Our Business

 Our business is subject to numerous risks and uncertainties, including those incorporated by reference in the section of this prospectus entitled “Risk Factors,” which you should read carefully before deciding to invest in our securities. These risks include, among others, the following:

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We have incurred substantial losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future. We expect to incur additional losses as we continue our development of bremelanotide for FSD, PL-3994 and other product candidates and, unless and until we receive regulatory approval under applicable regulatory requirements, we cannot sell our products and will not have product revenues from them;

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We are substantially dependent on the clinical and commercial success of our product candidates, primarily our lead product candidate, bremelanotide for FSD, for which we are have initiated Phase 3 clinical trials;

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We may be unable to obtain regulatory approval for bremelanotide for FSD or future product candidates under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization and have a material adverse effect on our potential to generate revenue, our business and our results of operations;

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Even if bremelanotide for FSD or our other product candidates receive regulatory approval, they may fail to achieve the level of market acceptance needed for us to have commercial success. Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion;

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We will require substantial additional funding to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts;

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We have limited control over development activities in Europe for our lead product candidate, bremelanotide for FSD, including regulatory approvals, and no direct control over commercialization efforts due to an agreement with Gedeon Richter Plc, or Gedeon Richter. If Gedeon Richter fails in obtaining regulatory approval or market acceptance of bremelanotide for FSD in Europe, we may be unable to generate any revenue or business for bremelanotide for FSD in Europe;

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If our efforts to protect our intellectual property related to bremelanotide for FSD or any future product candidates are not adequate, we may not be able to compete effectively in our market; and

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We rely on a small management team and staff as well as various contractors and consultants to provide critical services to us, including services related to our clinical programs for bremelanotide and PL-3994 and our preclinical programs for MC1r and MC4r peptide drug candidates. Such programs could be adversely affected if we lose the services of existing key personnel.

Corporate Information

 We were incorporated under the laws of the State of Delaware on November 21, 1986 and commenced operations in the biopharmaceutical area in 1996. Our corporate offices are located at 4B Cedar Brook Drive, Cranbury, New Jersey 08512 and our telephone number is (609) 495-2200. Our internet address is www.palatin.com.  The information on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

 “Palatin Technologies, Inc.” and the Palatin logo are our trademarks. All other trademarks and service marks appearing in this prospectus are the property of their respective owners.

The Offering

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100.0 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offering is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of those documents.

RISK FACTORS

Investing in our securities involves risks which you should consider carefully. We have set forth below risk factors related specifically to this offering. For risks related to our business operations, see “Risk Factors” in our quarterly report on Form 10-Q for the quarter ended March 31, 2015, and all subsequent reports that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have incorporated those reports by reference into this prospectus. See “Incorporation of Information by Reference” and “Where You Can Find More Information” below.

Risks Related To The Offering

We expect to sell additional equity securities, which will cause dilution.

We expect to sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

Investors in this offering may suffer immediate dilution.

As of March 31, 2015, and after giving effect to the net proceeds of our 2015 private offering and our 2015 venture loan, we had a pro forma net book value of $44.1 million which yields a net book value of $1.05 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of August 17, 2015 there were 132,241,213 shares of common stock underlying outstanding convertible preferred stock, options, restricted stock units and warrants. Stockholders may experience dilution from the conversion of preferred stock, exercise of outstanding options and warrants and vesting of restricted stock units.

 As of August 17, 2015, holders of our outstanding dilutive securities had the right to acquire the following amounts of underlying common stock:

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70,622 shares issuable on the conversion of immediately convertible Series A Convertible preferred stock, subject to adjustment, for no further consideration;

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5,080,956 shares issuable on the exercise of stock options, at exercise prices ranging from $0.60 to $24.90 per share;

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1,028,017 shares issuable under restricted stock units which vest on dates between June 11, 2016 and June 11, 2019, subject to the fulfillment of service conditions; and

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126,061,618 shares issuable on the exercise of warrants at exercise prices ranging from $0.01 to $1.00 per share, which includes warrants issued in our 2015 private offering for 21,917,808 shares issuable at an exercise price of $0.01 per share and for 2,191,781 shares issuable at an exercise price of $0.91 per share, and warrants issued in connection with our 2015 venture loan for 549,450 shares issuable at an exercise price of $0.91 per share.

If the holders convert, exercise or receive these securities, or similar dilutive securities we may issue in the future, stockholders may experience dilution in the net tangible book value of their common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale substantially all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, which could result in significant downward pressure on our stock price and could also negatively impact our ability to raise equity capital.

We will have broad discretion over the use of the proceeds of this offering and you may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes, including potential acquisitions. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, and the information that we incorporate by reference, contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, that involve substantial risk and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as ‘‘believe,’’ ‘‘will,’’ ‘‘may,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘should,’’ ‘‘plan,’’ ‘‘expect,’’ ‘‘predict,’’ ‘‘could,’’ ‘‘potentially’’ or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

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estimates of our expenses, future revenue, capital requirements;

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our ability to obtain additional financing on terms acceptable to us, or at all;

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our limited operating history upon which to base an investment decision;

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our ability to advance product candidates into, and successfully complete, clinical trials;

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the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

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the timing or likelihood of regulatory filings and approvals;

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our expectations regarding the results and the timing of results in our Phase 3 clinical trials of bremelanotide for FSD;

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our expectation regarding the timing of our regulatory submissions for approval of bremelanotide for FSD in the United States and Europe;

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the potential for commercialization of bremelanotide for FSD and other product candidates, if approved, by us;

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our expectations regarding the potential market size and market acceptance for bremelanotide for FSD and our other product candidates, if approved for commercial use;

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our ability to compete with other products and technologies similar to our product candidates;

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the ability of our third-party collaborators to timely carry out their duties under their agreements with us;

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the ability of our contract manufacturers to perform their manufacturing activities for us in compliance with applicable regulations;

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our ability to recognize the potential value of our licensing arrangements with third parties;

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the potential to achieve revenues from the sale of our product candidates;

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our ability to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other healthcare payers;

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our ability to maintain product liability insurance at a reasonable cost or in sufficient amounts, if at all;

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the retention of key management, employees and third-party contractors;

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the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

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our compliance with federal and state laws and regulations;

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the timing and costs associated with obtaining regulatory approval for our product candidates;

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the impact of legislative or regulatory healthcare reforms in the United States;

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our ability to adapt to changes in global economic conditions; and

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our ability to remain listed on the NYSE MKT.

           These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” and in our other SEC filings. The statements we make in this prospectus are as of the date of this prospectus.

 Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus to conform such statements to actual results or if new information becomes available.

 All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

 You should read this prospectus, together with the information incorporated herein by reference as described under the section entitled “Incorporation of Information by Reference,” and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement on Form S-3, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

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annual report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on September 12, 2014;

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current report on Form 8-K, filed with the SEC on September 3, 2014;

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amended annual report on Form 10-K/A for the fiscal year ended June 30, 2014, filed with the SEC on October 9, 2014;

 ●
quarterly report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 14, 2014;

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current report on Form 8-K, filed with the SEC on December 30, 2014;

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quarterly report on Form 10-Q for the quarter ended December 31, 2014, filed with the SEC on February 12, 2015;

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quarterly report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 12, 2015;

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current report on Form 8-K, filed with the SEC on June 11, 2015,

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current report on Form 8-K, filed with the SEC on July 7, 2015, and

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the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 13, 1999, including any amendment or report for the purpose of updating such description.

We also incorporate by reference any documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering.

You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to:

Stephen T. Wills
Executive Vice President, Chief Financial Officer and Chief Operating Officer
Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone: (609) 495-2200
Fax: (609) 495-2201

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, registration statements and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F St. NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. You can find information about Palatin on our website at http://www.palatin.com. Information found on our website is not part of this prospectus or any prospectus supplement, and investors should not rely on any such information in deciding whether to invest in our securities.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including capital expenditures. From time to time, we evaluate the possibility of acquiring businesses, products and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

 We may set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of purchasers of securities in an offering under this prospectus:

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The net tangible book value per share of our equity securities before and after the offering;

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The amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

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the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The table below provides, for the fiscal quarters indicated, the reported high and low sales prices for our common stock on the NYSE MKT since July 1, 2013.

FISCAL YEAR ENDED JUNE 30, 2014	HIGH	LOW
Fourth Quarter	$1.43	$0.97
Third Quarter	1.50	0.73
Second Quarter	0.83	0.56
First Quarter	0.76	0.59

FISCAL YEAR ENDED JUNE 30, 2015	HIGH	LOW
Fourth Quarter	$1.58	$0.85
Third Quarter	1.34	0.65
Second Quarter	0.93	0.59
First Quarter	1.28	0.82

Our common stock has been listed on NYSE MKT under the symbol “PTN” since December 21, 1999. It previously traded on The Nasdaq SmallCap Market under the symbol “PLTN.”

Holders of common stock. On August 17, 2015, we had approximately 104 record holders of common stock and the closing sales price of our common stock as reported on the NYSE MKT was $1.04 per share.

Dividends and dividend policy. We have never declared or paid any dividends. We currently intend to retain earnings, if any, for use in our business. We do not anticipate paying dividends in the foreseeable future.

Dividend restrictions. Our outstanding Series A Preferred Stock, consisting of 4,697 shares on July 31, 2015, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A Preferred Stock.

DESCRIPTION OF SECURITIES

General

 The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. Our authorized capital stock consists of:

●
300,000,000 shares of common stock, par value $0.01 per share, and

●
10,000,000 shares of preferred stock, par value $0.01 per share, of which 9,736,000 shares are undesignated.

As of August 17, 2015, we had outstanding:

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57,128,433 shares of our common stock;

●
4,697 shares of Series A Convertible Preferred Stock, convertible into 70,622 shares of common stock, subject to adjustment, for no further consideration;

●
stock options to purchase 5,080,956 shares of common stock at exercise prices ranging from $0.60 to $24.90 per share;

●
restricted stock units representing 1,028,017 shares of common stock which vest on dates between June 11, 2016 and June 11, 2019, subject to the fulfillment of service conditions; and

●
warrants to purchase 126,061,618 shares of common stock issuable on the exercise of warrants at exercise prices ranging from $0.01 to $1.00 per share.

Common Stock

We have the authority to issue 300,000,000 shares of common stock, par value $0.01 per share. As of August 17, 2015, there were 57,128,433 shares of our common stock outstanding, and a maximum of 132,241,213 shares of common stock were issuable on conversion of outstanding convertible preferred stock, exercise of outstanding options and warrants, and vesting of performance-based stock grants.

Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of common stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. See “Preferred Stock” and “Series A Convertible Preferred Stock,” below. Our common stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. Holders of our common stock have the right to participate ratably in dividend distributions. Our outstanding Series A Preferred Stock, consisting of 4,697 shares on July 31, 2015, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A Preferred Stock.

Market Information

 Our common stock is listed on the NYSE MKT under the symbol “PTN.” On August 17, 2015, the closing price of the common stock was $1.04 per share. We do not have any other class of securities listed for trading.

Transfer Agent and Registrar

 The transfer agent for our common stock and our Series A and Series B warrants is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219. Their telephone number is (800) 937-5449.

Preferred Stock

 We have the authority to issue 10,000,000 shares of preferred stock. As of August 17, 2015, 264,000 shares of our preferred stock were designated as a single class, Series A Convertible Preferred Stock, of which 4,697 shares were outstanding (see “Series A Convertible Preferred Stock” below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to the Series A Convertible Preferred Stock.

 The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock (which will be specified in the applicable prospectus supplement):

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the number of shares constituting the series and the distinctive designation of the series;

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dividend rates, whether dividends are cumulative, and, if so, from what date and the relative rights of priority of payment of dividends;

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voting rights and the terms of the voting rights;

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conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

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redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

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sinking fund provisions for the redemption or purchase of shares;

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rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

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any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

 Dividends on outstanding shares of preferred stock will be paid or declared and set apart for payment before any dividends may be paid or declared and set apart for payment on the common stock with respect to the same dividend period.

 If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

 Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and non-assessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

Series A Convertible Preferred Stock

 The board of directors established a series of 264,000 shares of preferred stock, designated Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A”). We issued 137,780 shares of Series A in 1997, of which 4,697 shares remain outstanding as of August 17, 2015, the rest having been converted into common stock. The Series A has the following rights and preferences.

 Optional conversion. Each share of Series A is convertible at any time, at the option of the holder, into the number of shares of common stock equal to $100 divided by the conversion price, as defined in the Series A certificate of designations. The current conversion price is $6.65, so each share of Series A is currently convertible into approximately 15 shares of common stock.

 Mandatory conversion. We may, at our option, cause the conversion of the Series A, in whole or in part, on a pro rata basis, into common stock, if the closing bid price of the common stock has exceeded 200% of the conversion price for at least 20 trading days in any 30 consecutive trading day period, ending three days prior to the date of mandatory conversion.

 Price protection provisions. The conversion price decreases if we sell common stock (or equivalents) for a price per share less than the conversion price or less than the market price of the common stock. The conversion price is also subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which results in an increase or decrease in the number of shares of common stock outstanding.

 Dividend and distribution preference. We may not pay a dividend or make any distribution to holders of any other capital stock unless and until we first pay a special dividend or distribution of $100 per share to the holders of Series A.

 Liquidation preference. Upon (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Palatin is not the surviving entity or in which the shares of common stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A will be entitled to receive, pro rata and in preference to the holders of any other capital stock, an amount per share equal to $100 plus accrued but unpaid dividends, if any.

 Voting rights. Each holder of Series A has the number of votes equal to the number of shares of common stock issuable upon conversion of the holder’s Series A at the record date for determination of the stockholders entitled to vote or, if no record date is established, at the date a vote is taken. Except as provided above or as required by applicable law, the holders of the Series A are entitled to vote together with the holders of the common stock and not as a separate class.

Debt Securities

As of the date of this prospectus, we have no debt securities issued and outstanding. The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue notes under an indenture, which we will enter into with the trustee named in the indenture. Any indenture will be qualified under the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents, if any, in their entirety before investing in our debt securities.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

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the title;

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the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

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any limit on the amount that may be issued;

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whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

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the maturity date;

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the principal amount due at maturity, and whether the debt securities will be issued with an original issue discount;

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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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the terms of the subordination of any series of subordinated debt;

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the place where payments will be payable;

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restrictions on transfer, sale or other assignment, if any;

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our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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the date, if any, after which the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

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whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

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a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

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information describing any book-entry features;

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provisions for a sinking fund purchase or other analogous fund, if any;

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any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

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whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

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the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, any other of our securities or securities of a third party, and whether conversion or exchange is mandatory, at the option of the holder or at our option;

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events of default;

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whether we and/or the debenture trustee may change an indenture without the consent of any holders;

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the form of debt security and how it may be exchanged and transferred;

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descriptions of the debenture trustee and paying agent, and the method of payments; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Specific indentures will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a report filed under the Exchange Act, incorporated by reference in this prospectus.

Warrants

As of August 17, 2015, warrants for the purchase of 126,061,618 shares of our common stock were outstanding, exercisable at a weighted average exercise price of $0.22. The outstanding warrants expire on various dates from February 23, 2016 through July 2, 2025.  Of the outstanding warrants, 99,328,719 are exercisable at an exercise price of $0.01 per share

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as exhibits to the registration statement that includes this prospectus, or as exhibits to a report filed under the Exchange Act, incorporated by reference in this prospectus.

General. We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

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the title of warrants;

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the offering price and aggregate number of warrants offered;

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the currency for which the warrants may be purchased;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon exercise;

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the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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the terms of any rights to redeem or call the warrants;

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any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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the dates on which the right to exercise the warrants will commence and expire;

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the manner in which the warrant agreement and warrants may be modified;

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federal income tax consequences of holding or exercising the warrants;

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information relating to book-entry procedures, if any;

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the terms of the securities issuable upon exercise of the warrants; and

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any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

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in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants. Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and/or in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants (cashless exercise).

We will describe in the applicable prospectus supplement exercise procedures for warrants in a book-entry form, if any.

Enforceability of Rights by Holders of Warrants. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW
AND OUR CHARTER DOCUMENTS

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, of which 264,000 shares are currently designated as Series A Convertible Preferred Stock. The board of directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock, except as limited by the certificate of designation for the Series A. The board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation, or other rights which would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitation of Liability

Our amended and restated certificate of incorporation and bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

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in good faith;

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in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and,

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with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The amended and restated certificate of incorporation and bylaws allow us to buy indemnification insurance for this purpose.

Our certificate of incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

PLAN OF DISTRIBUTION

We may sell securities under this prospectus in public offerings:

●through one or more underwriters or dealers;

●through other agents;

●directly to investors; or

●through a combination of any of these methods.

We may price the securities we sell under this prospectus:

●at a fixed public offering price or prices, which we may change from time to time;

●at market prices prevailing at the times of sale;

●at prices calculated by a formula based on prevailing market prices;

●at negotiated prices; or

●in a combination of any of the above pricing methods.

If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

We may offer our securities in “at the market” offerings, with the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market on terms described in the applicable prospectus supplement. Underwriters and dealers may participate in any “at the market” offering.

We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act . Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than common stock, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Thompson Hine LLP, New York, New York. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under the applicable prospectus supplement for any underwriters or agents.

EXPERTS

The consolidated financial statements of Palatin Technologies, Inc. as of June 30, 2013 and 2014, and for each of the years in the three-year period ended June 30, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in (or incorporated by reference in) this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations, and prospects may have changed since those dates, is accurate as of any date other than the date on the front of the document.

$100,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

PALATIN TECHNOLOGIES, INC.

PROSPECTUS

August 18, 2015

PALATIN TECHNOLOGIES, INC.

11,481,481 Series A Units Consisting of One Share of Common Stock and One Series H Warrant to Purchase 0.75 of a Share of Common Stock
2,218,045 Series B Units Consisting of One Pre-Funded Series I Warrant to Purchase One Share of Common Stock and One Series H Warrant to Purchase 0.75 of a Share of Common Stock

PROSPECTUS SUPPLEMENT

 Sole Bookrunner
Canaccord Genuity

Lead Manager
Roth Capital Partners

August 1, 2016